Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Media Relations                            Investor Relations
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BRINKER INTERNATIONAL ADDS JOSE LUIS PRADO TO BOARD OF DIRECTORS

DALLAS (July 28, 2015) - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the election of Jose Luis Prado to its Board of Directors.

Prado is an accomplished executive with more than 30 years of international experience at PepsiCo, Inc. He most recently served as President for Quaker Oats North America, a multi-billion dollar division of the company headquartered in Chicago. Prior to that, he was President for Gamesa-Quaker, the leading cookies and crackers brand in Mexico. He also held a number of financial, sales and general management positions at Frito-Lay International, most notably Chief Financial Officer in Spain and President in the Caribbean, Andean and South America. In addition to Brinker, Prado serves on the Board of Directors for Northern Trust Corporation as well as a number of business and civic organizations in Chicago and New York.

“Jose Luis has a deep understanding of the global business market and how to successfully integrate food brands into different cultures, an expertise we look forward to bringing to our Board of Directors,” said Joe DePinto, Chairman of the Board of Brinker International.

“As we continue to grow our international footprint, Jose Luis’s diverse perspective and multinational experience will prove invaluable,” added Wyman Roberts, CEO and President of Brinker International and President of Chili’s Grill & Bar. “Additionally, his commitment to the local community and passion for giving back perfectly aligns with Brinker’s culture, making him a great addition to our board.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 25, 2015, Brinker owned, operated, or franchised 1,629 restaurants under the names Chili's® Grill & Bar (1,580 restaurants) and Maggiano's Little Italy® (49 restaurants).

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